EXHIBIT 23.1

May 24, 2013

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Canadian Pacific Railway Limited of our report dated February 24, 2011 relating to the consolidated statements of income, comprehensive income, cash flows, and changes in shareholders’ equity of Canadian Pacific Railway Limited for the year ended December 31, 2010, which appears in Canadian Pacific Railway Limited’s Annual Report on Form 40-F for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

PricewaterhouseCoopers LLP Chartered Accountants
111 5 Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P 5L3
T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.